Filed pursuant to Rule 424(b)(3)
Registration Number 333-100463

PROSPECTUS SUPPLEMENT
(to prospectus dated October 30, 2002)

5,741,262
Wendy’s International, Inc.
Common Shares
(without par value)

This prospectus supplement supplements our prospectus dated October 30, 2002 relating to the sale by the selling shareholders of our of common shares received by them in exchange for 5,741,262 exchangeable shares of our indirectly-owned Canadian subsidiary, WENTIM, LTD. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

SELLING SHAREHOLDERS

On December 19, 2002, Mr. Joyce, the named selling shareholder in the prospectus, transferred, with our consent, all of his exchangeable shares to an entity that is wholly-owned by him. The exchangeable shares were exchanged for common shares on January 2, 2003. The table below amends the table of shareholders contained on page 8 of the prospectus to reflect this transfer:

Name of Selling Shareholder	Number of Shares Beneficially Owned (1)	Percent of Outstanding Registered for Shares (2)	Number of Shares Owned After Sale Hereby	Number of Shares Offering (3)
Jetport Investments (4)	5,741,262	4.97%	5,741,262	0

(1)	The number of common shares beneficially is determined under rules promulgated by the SEC and is not necessarily indicative of beneficial ownership for any other purpose.

(2)	Based on the total common shares outstanding as of September 29, 2002.

(3)	Assuming all of the common shares offered hereby are sold.

(4)	Jetport Investments is a general partnership between Mr. Joyce and Jetport, Inc., which is wholly-owned by Mr. Joyce.

The date of this prospectus supplement is January 2, 2003.